Investor Contact:                                                Media Contact:
- -----------------                                                --------------
Kathy B. Makrakis                                                Bruce P. Garren
(914) 696-6509                                                   (914) 696-6540


FOR IMMEDIATE RELEASE (Friday, July 14, 1995)
- ---------------------------------------------


               TAMBRANDS TO TAKE $8.7 MILLION LITIGATION CHARGE;
               -------------------------------------------------
            SECOND QUARTER OTHERWISE IN LINE WITH ANALYST ESTIMATES
            -------------------------------------------------------

White Plains, New York--July 14, 1995--Tambrands Inc. (NYSE:TMB) announced today that it will take a charge of approximately $8.7 million after tax ($11.4 million pre-tax) to provide for expenses related to several previously disclosed legal proceedings. The charge will provide for several pending legal actions related to previously divested non-tampon businesses and for a securities class action filed in 1993 and currently pending in federal court in New York. The Company said it had reached agreement on settlement with plaintiffs in that action, subject to court approval.

The litigation charge will be taken against second-quarter earnings, which will be released on July 26. The Company said it expects second-quarter net income, excluding this charge, to be in line with current analyst estimates.

Tambrands has manufactured Tampax(R) tampons for almost 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries; major markets include the United States, the United Kingdom, France, Canada, Spain and Russia.

                                    # # #.